ABX AIR PURCHASES BOEING 767 AIRCRAFT

In-Service Projected to be Early 2008

WILMINGTON, OH - March 22, 2007 - ABX Air, Inc. (NASDAQ: ABXA) today said it has agreed to purchase a Boeing 767-223 aircraft formerly operated by American Airlines and will convert it from passenger to freighter configuration.

"We intend to seize opportunities to add to our Boeing 767 fleet when they become available under attractive terms," ABX Air President and CEO Joe Hete said. "This purchase reflects our confidence in both the economic value of 767s as highly efficient, mid-size freighters, as well as continued strong demand from shippers for the flexible, high quality airfreight services that ABX Air provides."

ABX Air's cost to purchase and modify the aircraft will be about $20 million. It is expected to be available for service in ABX Air's ACMI charter business by early 2008.

ABX Air has 35 Boeing 767 freighter aircraft in revenue service to date, including 29 in dedicated service for its largest customer, DHL, and 6 for ABX Air's other charter and ACMI customers. Including aircraft still being modified, ABX Air expects to have forty-two 767 aircraft in service by early 2008.

ABX Air is a cargo airline that operates out of Wilmington, Ohio, and 17 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.'s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to the cost of modifying the aircraft and the timeline for placing it into revenue service, the company's ability to generate revenue and earnings from the aircraft, and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

Joe Payne

ABX Air, Inc.

937-382-5591